EXHIBIT 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TO BAIRNCO CORPORATION:

As independent certified public accountants, we hereby consent to the incorporation by reference of our report dated January 26, 2001 on the consolidated financial statements of Bairnco Corporation (the Company) as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, incorporated by reference into the Company's Form 10-K dated March 20, 2001, into the following registration statements previously filed by the Company: Form S-8 (File No. 33-36330); Form S-8 (File No. 33-41313).

Orlando, Florida

March 20, 2001

Arthur Andersen LLP